UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

RealD Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34818	77-0620426
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 N. Crescent Drive, Suite 200 Beverly Hills, CA (Address of principal executive offices)	90210 (Zip Code)

Craig Gatarz

Chief Operating Officer and General Counsel

(310) 385-4000

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒               Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2013.

Section 1 — Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

This Form SD of RealD Inc. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934 for the reporting period from January 1, 2013 to December 31, 2013.  A copy of the Company’s Conflict Minerals Report is filed as Exhibit 1.02 hereto and is publicly available at www.reald.com/content/investor-relations.aspx.

Item 1.02 Exhibits

As specified in Section 2, Item 2.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.02 to this report.

Section 2 — Exhibits

Item 2.01 Exhibits

The following exhibit is filed as part of this report:

Exhibit 1.02 — Conflict Minerals Report of RealD Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

REALD INC. (Registrant)

May 30, 2014	By:	/s/ Craig Gatarz
	Name:	Craig Gatarz
	Title:	Chief Operating Officer and General Counsel

EXHIBIT INDEX

Exhibit
No.	Description

1.02	Conflict Minerals Report of RealD Inc.